As filed with the Securities and Exchange Commission on July 20, 2023
Registration No. 333-258991

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BERKSHIRE GREY, INC.
(Exact name of registrant as specified in its charter)

Delaware	6770	85-2994421
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

140 South Road
Bedford, Massachusetts 01730
(833) 848-9900
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas Wagner
Chief Executive Officer
Berkshire Grey, Inc.
140 South Road
Bedford, MA 01730
(833) 848-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jocelyn Arel
Mark S. Opper
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
(617) 570-1000

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-1 (No. 333-258991) filed with the Securities Exchange Commission by Berkshire Grey, Inc. (the “Registrant”) on August 20, 2021 and amended on March 29, 2022, April 5, 2022 and March 30, 2023 (the “Registration Statement”) pertaining to the registration for the resale by certain selling securityholders named in the Registration Statement of (i) up to 205,457,460 shares of the Registrant’s Class A common stock, $0.0001 par value per share (“Common Stock”), and (ii) up to 5,166,667 private placement warrants of the Registrant. The Registration Statement also pertains to the registration of up to 14,750,000 shares of Common Stock to be issued by the Registrant upon the exercise of outstanding warrants.

The Registrant is filing this Post-Effective Amendment to deregister any and all securities that remain unsold under the Registration Statement as of the date hereof.

As previously disclosed, on March 24, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), Backgammon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Merger Sub”), and the Registrant, pursuant to which Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of SoftBank. On July 20, 2023, SoftBank completed its acquisition of the Registrant.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts on the 20th day of July, 2023.

BERKSHIRE GREY, INC.

By:	/s/ Thomas Wagner
Name: Thomas Wagner
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.